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                                                                     EXHIBIT 5.1

                    [GIBSON, DUNN & CRUTCHER LLP LETTERHEAD]

                                August 21, 1998

The Finish Line, Inc.
3308 N. Mitthoeffer Road
Indianapolis, Indiana  46236

Re:       The Finish Line, Inc.
          Registration Statement on Form S-8

Ladies and Gentlemen:

     As special counsel to The Finish Line, Inc., a Delaware corporation ("Finish Line"), we are familiar with the activities of Finish Line and its corporate records. We have participated in the authorization and preparation of The Finish Line, Inc. 1992 Employee Stock Incentive Plan, as amended and restated (the "Plan") and the Registration Statement on Form S-8 (the "Registration Statement") being filed by Finish Line under the Securities Act of 1933, as amended, for the purpose of registering 1,800,000 shares of Class A common stock, par value $0.01 per share, of Finish Line for use in connection with the Plan (the "Shares").

     On the basis of our knowledge of Finish Line's activities and its corporate records, we are of the opinion that the Shares will be legally issued, fully paid and nonassessable when issued and paid for in accordance with the Plan.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

JKL/SS
                              Sincerely,


                              GIBSON, DUNN & CRUTCHER LLP